Exhibit 10.4
EMPLOYMENT AND NONCOMPETITION AGREEMENT

THIS AGREEMENT is made and effective this 7th day of December, 2016 between OFTC, Inc., a Delaware corporation (the "Company"), and R. L. Waltrip (the "Employee"):

ARTICLE I
EMPLOYMENT

1.1 Employment Term. The Company agrees to employ the Employee and the Employee agrees to accept such employment, in accordance with the terms and conditions of this Agreement, for the period beginning on the date of this Agreement and ending as of the close of business on December 31, 2017 (such period together with all extensions thereof are referred to hereinafter as the "Employment Term"); provided, however, that commencing on January 1, 2018, and on each January 1 thereafter (each such date shall be hereinafter referred to as a "Renewal Date"), the Employment Term shall be extended so as to terminate one year from such Renewal Date if (i) the Company notifies the Employee in writing of such extension at least thirty days prior to such Renewal Date and (ii) the Employee has not previously given the Company written notice that the Employment Term shall not be so extended. In the event that the Company gives the Employee written notice at any time of its intention not to renew the Employment Term, then the Employment Term shall terminate on December 31 of the year in which such notice of non-renewal is given and shall not thereafter be further extended. If the Company fails to notify the Employee at least thirty days prior to a Renewal Date either of its intention to extend the Employment Term as provided above or its intention not to so extend the Employment Term, then the Employment Term shall not be extended and shall terminate as of the day prior to such Renewal Date.

1.2 Duties. The Employee shall serve the Company in an executive or managerial capacity and shall hold such title as may be authorized from time to time by the Board of Directors of Service Corporation International ("SCI"). The Employee shall have the duties, powers and authority consistent therewith and such other powers as are delegated to him in writing from time to time by the Board of Directors of SCI. If the Employee is elected to any office or other position with the Company during the term of this Agreement, the Employee will serve in such capacity or capacities without further compensation unless the Compensation Committee (the "Compensation Committee") of the Board of Directors of SCI authorizes additional compensation. The Employee's title and duties may be changed from time to time at the discretion of the Company. The Employee also agrees to perform, without additional compensation, such other services for the Company and for any subsidiary or affiliated corporations of the Company or for any partnerships in which the Company has an interest, as the Company shall from time to time specify. The term "Company" as used hereinafter shall be deemed to include and refer to subsidiaries and affiliated corporations and partnerships. Employee agrees and acknowledges that he owes, and will comply with, a fiduciary duty of loyalty, fidelity and allegiance to act at all times in the best interests of the Company and to take no action or fail to take action if such action or failure to act would injure the Company's business, its interests or its reputation.

1.3 Extent of Service. During the Employment Term, the Employee shall devote his full time, attention and energy to the business of the Company, and, except as may be specifically permitted by the Company, shall not be engaged in any other business activity during the term of this Agreement. The foregoing shall not be construed as preventing the Employee from making passive investments in other businesses or enterprises, provided, however, that such investments will not: (1) require services on the part of the Employee which would in any way impair the performance of his duties under this Agreement, or (2) in any manner significantly interfere with Employee's responsibilities as an Employee of the Company in accordance with this Agreement.

1.4 Compensation.

(a) Salary. The Company shall pay to the Employee a salary at the rate in effect for Employee at the date of this Agreement. Such salary is to be payable in installments in accordance with the payroll policies of the Company in effect from time to time during the term of this Agreement. The Company may (but is not required to) make such upward adjustments to the Employee's salary as it deems appropriate from time to time.

(b) Incentive Compensation. In addition to the above salary, the Employee shall be eligible annually for incentive compensation at the discretion of the Compensation Committee.

(c) Other Benefits. The Employee shall be reimbursed in accordance with the Company's normal expense reimbursement policy for all of the actual and reasonable costs and expenses accrued by Employee in the performance of his or her services and duties hereunder, including but not limited to, travel and entertainment expenses. The Employee shall be entitled to participate in all insurance, stock options, retirement plans and other benefit plans or programs as may be from time to time specifically adopted and approved by the Company for its employees, in accordance with the eligibility requirements and any other terms and conditions of such plans. It is understood and agreed between the parties hereto that the Company reserves the right, at its sole discretion, to modify, amend or terminate such plans, programs or benefits at any time.

1.5 Termination.

(a) Death. If the Employee dies during the term of this Agreement and while in the employ of the Company, this Agreement shall automatically terminate and the Company shall have no further obligation to the Employee or his estate except that (i) the Company shall continue to pay the Employee's estate the Employee's salary in installments through the end of the Employment Term which was in effect immediately prior to Employee's death, (ii) the Company shall pay the Employee's estate any applicable Pro Rated Bonus (defined hereinbelow). and (iii) the Company will provide to Employee’s family members who previously had such coverage, continuation of Employee’s Group Health and Dental Coverage and ArmadaCare program (including pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”) to the extent applicable) for a period of eighteen months beginning the month following such date of termination, with such family members paying such amount of premiums as would have been applicable if Employee had remained an employee of the Company.

(b) Disability. If during the term of this Agreement, the Employee shall be prevented from performing his duties hereunder by reason of disability, then the Company, on 30 days' prior notice to the Employee, may terminate Employee's employment under this Agreement. For purposes of this Agreement, the Employee shall be deemed to have become disabled when the Company, upon the advice of a qualified physician, shall have determined that the Employee has become physically or mentally incapable (excluding infrequent and temporary absences due to ordinary illness) of performing his duties under this Agreement. In the event of a termination pursuant to this paragraph 1.5(b), the Company shall be relieved of all of its obligations under this Agreement, except that the Company shall pay or provide to the Employee (or his estate, in the event of his subsequent death), (i) the Employee's salary in installments through the end of the Employment Term which was in effect immediately prior to Employee's disability, (ii) any applicable Pro Rated Bonus, and (iii) continuation of Employee’s Group Health and Dental coverage and ArmadaCare program (including pursuant to COBRA to the extent applicable) for a period of eighteen months beginning the month following such date of termination, with Employee paying such amount of premiums as would have been applicable if Employee had remained an employee of the Company. Before making any termination decision pursuant to this Section 1.5(b), the Company shall determine whether there is any reasonable accommodation (within the meaning of the Americans With Disabilities Act) which would enable the Employee to perform the essential functions of the Employee's position under this Agreement despite the existence of any such disability. If such a reasonable accommodation is possible, the Company shall make that accommodation and shall not terminate the Employee's employment hereunder during the Employment Term based on such disability.

(c) Certain Discharges. Prior to the end of the Employment Term, the Company may discharge the Employee for Cause and terminate Employee's employment hereunder without notice and without any further liability hereunder to Employee or his estate except that the Company shall pay or provide to the Employee (or his estate, in the event of his subsequent death), (i) salary accrued to the date of termination, and (ii) continuation of Employee’s Group Health and Dental coverage program pursuant to COBRA to the extent applicable, for a period of eighteen months beginning the month following such date of termination, with Employee paying all premiums. For purposes of this Agreement, "Cause" shall mean a determination by the Company that Employee: (i) has been convicted of a crime involving moral turpitude; (ii) has regularly failed or refused to follow policies or directives established by the Company or the Board of Directors of SCI; (iii) has willfully and persistently failed to attend to his duties; (iv) has committed acts amounting to gross negligence or willful misconduct to the detriment of the Company or its affiliates; (v) has violated any of his obligations under Articles II or III of this Agreement; or (vi) has otherwise breached any of the terms or provisions of this Agreement.

(d) Without Cause. Prior to the end of the Employment Term, the employment of the Employee with the Company may be terminated by the Company other than for Cause, death or disability. Unless such event occurs during the CoC Protection Period, the Company shall have no further obligation to Employee or his estate except that the Company shall pay or provide to the Employee (or his estate, in the event of his subsequent death), (i) bi-weekly salary continuation payments calculated based on Employee’s rate of salary as in effect immediately prior to Employee’s termination, which shall continue for a period equal to two years from such date of termination, each of which shall be treated as a separate payment obligation of the Company, (ii) any applicable Pro Rated Bonus and (iii) continuation of Employee's Group Health and Dental coverage and ArmadaCare program (including pursuant to COBRA to the extent applicable) for a period of eighteen months beginning the month following such date of termination, with Employee paying such amount of premiums as would have been applicable if Employee had remained an employee of the Company.

(e) Voluntary Termination by Employee. If during the term of this Agreement, the Employee voluntarily terminates his employment with the Company other than for Good Reason, the Company shall be relieved of all of its obligations under this Agreement, except that the Company shall pay or provide to the Employee (or his estate, in the event of his subsequent death) (i) the Employee's salary through the date of Employee's termination, (ii) any incentive compensation under Section 1.4(b) determined by the Compensation Committee for any fiscal period ended prior to the date of Employee's termination which had not been paid at the time of his termination, and (iii) continuation of Employee’s Group Health and Dental coverage program pursuant to COBRA to the extent applicable, for a period of eighteen months beginning the month following such date of termination, with employee paying all premiums. All such payments of salary or incentive compensation to the Employee or his estate shall be made in the same manner and at the same times as the Employee's salary or incentive compensation would have been paid to the Employee had he not terminated his employment.

(f) Change of Control. If during the CoC Protection Period the Employee's employment is (i) terminated by the Company other than for Cause, death or disability, or (ii) terminated by Employee after an occurrence of any Good Reason (except under circumstances which would be grounds for termination of Employee by the Company for Cause), then the Company shall be relieved of all of its obligations under this Agreement, except that the Company shall pay or provide the Employee (or his estate, in the event of his subsequent death) the following amounts:

(1) Three, multiplied by the sum of Employee's most recently set Target Bonus plus his annual salary in effect immediately prior to the CoC Protection Period, which amount will be paid in a lump sum in cash within 30 days after the later of the date of the Change of Control or Employee's date of termination; and

(2) Partial Bonus, to be paid within 30 days after the later of the date of the Change of Control or Employee's date of termination; and

(3) Continuation of Employee's Group Health and Dental coverage and ArmadaCare program (including pursuant to COBRA to the extent applicable) for a period of eighteen months beginning the month following the later of the date of the Change of Control or such date of termination, with Employee paying such amount of premiums as would have been applicable if Employee had remained an employee of the Company.

The obligations of the Company under this Section 1.5(f) shall remain in effect for the CoC Protection Period notwithstanding the fact that such CoC Protection Period may extend beyond the expiration of the Employment Term.

Amounts payable under this paragraph (f) of Section 1.5 shall be reduced to the extent of any amounts paid by the Company under paragraph (d) of Section 1.5.

(g) Post Employment Term Matters. In the event the Employment Term terminates because it is not extended or renewed pursuant to Section 1.1, then the Company shall be relieved of all of its obligations under this Agreement and Employee will thereafter be an employee "at will" of the Company.

(h) Release. As a condition to the payment of any benefit related to the termination of employment, including without limitation severance, vesting of options or restricted stock, or other benefits, including any amounts otherwise payable under the Executive Deferred Compensation Plan, the Employee (or Employee’s executor, legal guardian, or other legal representative in the case of the Employee’s death or disability) shall execute and not revoke a waiver and release of all claims against the Company and its affiliates in a form reasonably acceptable to the Company within 21 days following the Employee’s termination date.

ARTICLE II
INFORMATION

2.1 Nondisclosure of Information. The Employee acknowledges that in the course of his employment by the Company he will receive certain trade secrets, which may include, but are not limited to, programs, lists of acquisition or disposition prospects and knowledge of acquisition strategy, financial information and reports, lists of customers or potential customers and other confidential information and knowledge concerning the business of the Company (hereinafter collectively referred to as "Information") which the Company desires to protect. The Employee understands that the Information is confidential and agrees not to reveal the Information to anyone outside the Company so long as the confidential or secret nature of the Information shall continue, unless compelled to do so by any federal or state regulatory agency or by a court order. If Employee becomes aware that disclosure of any Information is being sought by such an agency or through a court order, Employee will immediately notify the Company. The Employee further agrees that he will at no time use the Information in competing with the Company. Upon termination of Employee's employment with the Company, the Employee shall surrender to the Company all papers, documents, writings and other property produced by him or coming into his possession by or through his employment or relating to the Information, and the Employee agrees that all such materials are and will at all times remain the property of the Company and to the extent the Employee has any rights therein, he hereby irrevocably assigns such rights to the Company. The foregoing notwithstanding, Employee understands that neither this Agreement nor any other agreement or policy of the Company limits Employee’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). Employee further understands that this Agreement does not limit Employee’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company.

2.2 Disclosure of Information, Ideas, Concepts, Improvements, Discoveries and Inventions. As part of the Employee's fiduciary duties to the Company, Employee agrees that during his employment by the Company, and for a period of six months after the termination of the employment relationship for any reason, Employee shall promptly disclose in writing to the Company all information, ideas, concepts, improvements, discoveries and inventions, whether patentable or not, and whether or not reduced to practice, which are conceived, developed, made or acquired by Employee, either individually or jointly with others, and which relate to the business, products or services of the Company or any of its subsidiaries or affiliates, irrespective of whether Employee utilized the Company's time or facilities and irrespective of whether such information, idea, concept, improvement, discovery or invention was conceived, developed, discovered or acquired by the Employee on the job, at home, or elsewhere. This obligation extends to all types of information, ideas and concepts, including information, ideas and concepts relating to new types of services, corporate opportunities, acquisition prospects, the identity of key representatives within acquisition prospect organizations, prospective names or service marks for the Company's business activities, and the like.

2.3 Immunity. As provided by the Defend Trade Secrets Act, 28 U.S.C. §1833(b) (the “DTSA”), Employee shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. The DTSA further provides that Employee shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, provided such filing is made under seal. In the event Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Employee may disclose the trade secret to Employee’s attorney and use the trade secret information in the court proceeding, provided Employee files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order.

2.4 Ownership of Information, Ideas, Concepts, Improvements, Discoveries and Inventions and All Original Works of Authorship.

(a) All information, ideas, concepts, improvements, discoveries and inventions, whether patentable or not, which are conceived, made, developed or acquired by Employee or which are disclosed or made known to Employee, individually or in conjunction with others, during Employee's employment by the Company and which relate to the Company's business, products or services (including but not limited to all such information relating to corporate opportunities, research, financial and sales data, pricing and trading terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or their requirements, the identity of key contacts within the customer's organization or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names and marks), are and shall be the sole and exclusive property of the Company. Moreover, all drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, maps and all other writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries and inventions are and shall be the sole and exclusive property of the Company.

(b) In particular, Employee hereby specifically sells, assigns and transfers to the Company all of his worldwide right, title and interest in and to all such information, ideas, concepts, improvements, discoveries or inventions described in Section 2.3 (a) above, and any United States or foreign applications for patents, inventor's certificates or other industrial rights that may be filed thereon, including divisions, continuations, continuations-in-part, reissues and/or extensions thereof, and applications for registration of such names and marks. Both during the period of Employee's employment by the Company and thereafter, Employee shall assist the Company and its nominees at all times in the protection of such information, ideas, concepts, improvements, discoveries or inventions both in the United States and all foreign countries, including but not limited to the execution of all lawful oaths and all assignment documents requested by the Company or its nominee in connection with the preparation, prosecution, issuance or enforcement of any applications for United States or foreign letters patent, including divisions, continuations, continuations-in-part, reissues, and/or extensions thereof, and any application for the registration of such names and marks.

(c) Moreover, if during Employee's employment by the Company, Employee creates any original work of authorship fixed in any tangible medium of expression which is the subject matter of copyright (such as videotapes, written presentations on acquisitions, computer programs, drawing, maps, architectural renditions, models, manuals, brochures or the like) relating to the Company's business, products, or services, whether such work is created solely by Employee or jointly with others, the Company shall be deemed the author of such work if the work is prepared by Employee in the scope of his or her employment; or, if the work is not prepared by Employee within the scope of his or her employment but is specially ordered by Company as a contribution to a collective work, as a part of a motion picture or other audiovisual work, as a translation, as a supplementary work, as a compilation or as an instructional text, then the work shall be considered to be work made for hire and the Company shall be considered the author of the work. In the event such work is neither prepared by the Employee within the scope of his or her employment or is not a work specially ordered and deemed to be a work made for hire, then Employee hereby agrees to assign, and by these presents, does assign, to the Company all of Employee's worldwide right, title and interest in and to the work and all rights of copyright therein. Both during the period of Employee's employment by the Company and thereafter, Employee agrees to assist the Company and its nominee, at any time, in protection of the Company's worldwide right, title and interest in and to the work and all rights of copyright therein, including but not limited to, the execution of all formal assignment documents requested by the Company or its nominees and the execution of all lawful oaths and applications for registration of copyright in the United States and foreign countries.

ARTICLE III
NONCOMPETITION

3.1 Obligations to Refrain From Competing Unfairly. In addition to the other obligations agreed to by Employee in this Agreement, Employee agrees that during the Employment Term and for five (5) year(s) thereafter, he shall not at any time, directly or indirectly for the benefit or any other party than the Company or any of its affiliated companies, (a) induce, entice, or solicit any employee of the Company or any of its affiliated companies to leave his employment, or (b) contact, communicate or solicit any customer of the

Company or any of its affiliated companies derived from any customer list, customer lead, mail, printed matter or other information secured from the Company or any of its affiliated companies or their present or past employees, or (c) in any other manner use any customer lists or customer leads, mail, telephone numbers, printed material or material of the Company or any of its affiliated companies relating thereto.

3.2 Acknowledgement. Employee acknowledges that Employee's compliance with the provisions of this Article III is necessary to protect the existing goodwill and other proprietary rights of the Company, as well as all goodwill and relationships that may be acquired or enhanced during the course of Employee's employment with the Company, and all confidential information which may come into existence or to which Employee may have access during his employment with the Company. Employee further acknowledges that Employee will become familiar with certain of the Company's affairs, operations, customers and confidential information and data by means of his employment with the Company, and that failure to comply with the provisions of this Article III will result in irreparable and continuing damage to the Company for which there will be no adequate remedy at law. The Company shall be entitled to all of its remedies at law or in equity for damages and injunctive relief in the event of any violation of this Article III by Employee.

ARTICLE IV
MISCELLANEOUS

4.1 Notices. All notices, requests, consents and other communications under this Agreement shall be in writing and shall be deemed to have been delivered on the date personally delivered or on the date mailed, postage prepaid, by certified mail, return receipt requested, or telegraphed and confirmed if addressed to the respective parties as follows:

If to the Employee:

R. L. Waltrip __________
1929 Allen Parkway _______________
Houston, TX 77019________________

If to the Company:

President
c/o OFTC, Inc.
1929 Allen Parkway
Houston, Texas 77019
Attention: Legal Department

Either party hereto may designate a different address by providing written notice of such new address to the other party hereto.

4.2 Entire Agreement. This Agreement replaces and merges all previous agreements and discussions relating to the same or similar subject matters between Employee and the Company (or any of its affiliates) and constitutes the entire agreement between the Employee and the Company (and any of its affiliates) with respect to the subject matter of this Agreement. Any existing employment agreement between the Employee and the Company (or any of its affiliates) is hereby terminated, effective immediately. This Agreement may not be modified in any respect by any verbal statement, representation or agreement made by an employee, officer, or representative of the Company or by any written agreement unless signed by an officer of the Company who is expressly authorized by the Company to execute such document. Notwithstanding the foregoing, this Agreement shall not supersede, alter or affect the terms of the Non-Competition Agreement and Amendment to Employment Agreement among Employee, Claire Waltrip and SCI, attached hereto as Exhibit “A”.

4.3 Specific Performance. The Employee acknowledges that a remedy at law for any breach of Article II or III of this Agreement will be inadequate, agrees that the Company shall be entitled to specific performance and injunctive and other equitable relief in case of any such breach or attempted breach, and further agrees to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or any other equitable relief.

4.4 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid or unenforceable under applicable law, such provision shall be ineffective to the extent of such prohibition, invalidity or unenforceability without invalidating the remainder of such provision or the remaining provisions of this Agreement.

4.5 Assignment. This Agreement may not be assigned by the Employee. Neither the Employee, his spouse, nor his estate shall have any right to commute, encumber or dispose of any right to receive payments hereunder, it being understood that such payments and the right thereto are nonassignable and nontransferable. This Agreement may be assigned by the Company.

4.6 Binding Effect. Subject to the provisions of Section 4.5 of this Agreement, this Agreement shall be binding upon and inure to the benefit of the parties hereto, the Employee's heirs and personal representatives, and the successors and assigns of the Company.

4.7 Captions. The section and paragraph headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

4.8 Governing Law. This Agreement shall be construed and enforced in accordance with, and governed by, the laws of Texas.

4.9 Counterparts. This Agreement may be executed in multiple original counterparts, each of which shall be deemed an original, but all of which together shall constitute the same instrument.

4.10 Survival of Certain Obligations. Employee's obligations under Articles II and III hereof shall survive any termination of Employee's employment hereunder.

4.11 Waiver. The waiver by either party of any right hereunder or of any breach of this Agreement shall not operate as or be construed to be an amendment of this Agreement or a waiver of any future right or breach.

4.12 Gender. All references to the masculine pronoun herein are used for convenience and ease of reading only and are intended and apply to the feminine gender as well.

4.13 Dispute Resolution.

(a) Employee and the Company agree that, except for the matters identified in Section 4.13(b) below, all disputes relating to any aspects of Employee's employment with the Company shall be resolved by binding arbitration. This includes, but is not limited to, any claims against the Company, its affiliates or their officers, directors, employees, or agents for breach of contract, wrongful discharge, discrimination, harassment, defamation, misrepresentation, and emotional distress, as well as any disputes pertaining to the meaning or effect of this Agreement.

(b) It is expressly agreed that this Section 4.13 shall not govern claims for workers' compensation or unemployment benefits, or any claim by the Company against Employee which is based on fraud, theft or other dishonest conduct of Employee.

(c) Any claim which either party has against the other must be presented in writing by the claiming party to the other within one year of the date the claiming party knew or should have known of the facts giving rise to the claim. Otherwise, the claim shall be deemed waived and forever barred even if there is a federal or state statute of limitations which would have given more time to pursue the claim.

(d) Each party may retain legal counsel and shall pay its own costs and attorneys' fees, regardless of the outcome of the arbitration. Each party shall pay one-half of the compensation to be paid to the arbitrators, as well as one-half of any other costs relating to the administration of the arbitration proceeding (for example, room rental, court reporter, etc.).

(e) An arbitrator shall be selected by mutual agreement of the parties. If the parties are unable to agree on a single arbitrator, each party shall select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The three arbitrators so selected will then hear and decide the matter. All arbitrators must be attorneys, judges or retired judges who are licensed to practice law in the state where the Employee is or most recently was employed by the Company. The arbitration proceedings shall be conducted within the county in which Employee is or most recently was employed by the Company or at another mutually agreeable location.

(f) Except as otherwise provided herein, the arbitration proceedings shall be conducted in accordance with the statutes, rules or regulations governing arbitration in the state in which Employee is or most recently was employed by the Company. In the absence of such statutes, rules or regulations, the arbitration proceedings shall be conducted in accordance with the employment arbitration rules of the American Arbitration Association ("AAA"); provided however, that the foregoing reference to the AAA rules shall not be deemed to require any filing with that organization, nor any direct involvement of that organization. In the event of any inconsistency between this Agreement and the statutes, rules or regulations to be applied pursuant to this paragraph, the terms of this Agreement shall apply.

(g) The arbitrator shall issue a written award, which shall contain, at a minimum, the names of the parties, a summary of the issues in controversy, and a description of the award issued. Upon motion to a court of competent jurisdiction, either party may obtain a judgment or decree in conformity with the arbitration award, and said award shall be enforced as any other judgment or decree.

(h) In resolving claims governed by this Section 4.13, the arbitrator shall apply the laws of the state in which Employee is or most recently was employed by the Company, and/or federal law, if applicable.

(i) Employee and the Company agree and acknowledge that any arbitration proceedings between them, and the outcome of such proceedings, shall be kept strictly confidential; provided however, that the Company may disclose such information to the extent required by law and to its employees, agents and professional advisors who have a legitimate need to know such information, and the Employee may disclose such information (1) to the extent required by law, (2) to the extent that the Employee is required to disclose same to professional persons assisting Employee in preparing tax returns; and (3) to Employee's legal counsel.

4.14 Certain Definitions. The following defined terms used in this Agreement shall have the meanings indicated:

Change of Control. "Change of Control" means the happening of any of the following events:

(a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person"), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (A) the then outstanding shares of Common Stock of SCI (the "Outstanding SCI Common Stock") or (B) the combined voting power of the then outstanding voting securities of SCI entitled to vote generally in the election of directors (the "Outstanding SCI Voting Securities"); provided, however, that the following acquisitions shall not constitute a Change of Control under this subsection (a): (i) any acquisition directly from SCI (excluding an acquisition by virtue of the exercise of a conversion privilege), (ii) any acquisition by SCI, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by SCI or any corporation controlled by SCI, or (iv) any acquisition by any corporation pursuant to a reorganization, merger or consolidation, if, following such reorganization, merger or consolidation, the conditions described in clauses (A), (B) and (C) of subsection (c) of this definition of "Change of Control" are satisfied; or

(b) Individuals who, as of the effective date hereof, constitute the Board of Directors of SCI (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board of Directors of SCI; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by SCI's shareholders, was approved by (A) a vote of at least a majority of the directors then comprising the Incumbent Board, or (B) a vote of at least a majority of the directors then comprising the Executive Committee of the Board of Directors of SCI at a time when such committee was comprised of at least five members and all members of such committee were either members of the Incumbent Board or considered as being members of the Incumbent Board pursuant to clause (A) of this subsection (b), shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors of SCI; or

(c) Consummation of a reorganization, merger or consolidation, in each case, unless, following such reorganization, merger or consolidation, (A) more than 60% of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding SCI Common Stock and Outstanding SCI Voting Securities immediately prior to such reorganization, merger or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger or consolidation, of the Outstanding SCI Common Stock and Outstanding SCI Voting Securities, as the case may be, (B) no Person (excluding SCI, any employee benefit plan (or related trust) of SCI or such corporation resulting from such reorganization, merger or consolidation, and any Person beneficially owning, immediately prior to such reorganization, merger or consolidation, directly or indirectly, 20% or more of the Outstanding SCI Common Stock or Outstanding SCI Voting Securities, as the case may be) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (C) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation; or

(d) Consummation of a sale or other disposition of all or substantially all of the assets of SCI other than to a corporation, with respect to which following such sale or other disposition, (i) more than 60% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is the beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding SCI Common Stock and Outstanding SCI Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding SCI Common Stock and Outstanding SCI Voting Securities, as the case may be, (ii) no Person (excluding SCI and any employee benefit plan (or related trust) of SCI or such corporation, and any Person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, 20% or more of the Outstanding SCI Common Stock or Outstanding SCI Voting Securities, as the case may be) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (iii) at least a majority of the members of the board of directors of such corporation were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board of Directors of SCI providing for such sale or other disposition of assets of SCI; or

(e) Approval by the shareholders of SCI of a complete liquidation or dissolution of SCI.

“CoC Protection Period” shall mean the period commencing sixty (60) days prior to a Change of Control and ending twenty-four months after the date upon which a Change of Control occurs.”

Good Reason. "Good Reason" shall mean the occurrence of any of the following during the CoC Protection Period:

(a) The Company requires the Employee to be relocated more than 50 miles from the current office location, unless the Employee’s commute is reduced by the relocation;

(b) The Company materially reduces the responsibilities, authority or accountability of Employee from the same in effect immediately prior to the Change of Control;

(c) The Company reduces the base salary, Target Bonus or other compensation program participation of Employee; or

(d) The Company materially reduces the aggregate benefits of Employee.

Partial Bonus. "Partial Bonus" shall mean a bonus equal to the product of (i) Employee's most recently set Target Bonus, and (ii) a fraction, the denominator of which is 365 and the numerator of which is the number of days in the fiscal year being considered through the date of the termination of Employee's employment.

Pro Rated Bonus. "Pro Rated Bonus" shall mean, a bonus equal to the product of (i) the bonus Employee did not receive but would have received under Section 1.4(b) if he had remained an employee through the end of the Employment Term, it being understood that the amount of such bonus Employee would have received shall be determined by reference to the average amount of bonus actually awarded to other officers who were at the same or comparable level of responsibility as Employee immediately prior to his termination, and (ii) a fraction, the denominator of which is 365 and the numerator of which is the number of days in the fiscal year being considered through the date of death, determination of disability or notice of termination of employment, whichever is applicable. In the event that a majority of SCI officers do not receive a bonus for the fiscal year being considered, then the Pro Rated Bonus shall not be applicable and Employee shall not be entitled to a Pro Rated Bonus. The Pro Rated Bonus, if any, payable to Employee shall be paid during the period between January 1st and March 14th of the calendar year immediately following the date Employee ceases to be employed by the Company.

Target Bonus. "Target Bonus" shall mean the percentage of salary or level of bonus for Employee which is set by the Compensation Committee at the beginning of each year as an incentive goal to be achieved (it being understood that the actual bonus eventually earned could be lesser or greater than the Target Bonus).

4.15 Section 409A.

(a) Notwithstanding the applicable provisions of this Agreement regarding timing of distribution of payments, the following special rules shall apply in order for this Agreement to comply with Internal Revenue Code Section 409A (“IRC §409A”): (i) to the extent any distribution is to a “specified employee” (as defined under IRC §409A) and to the extent such applicable provisions of IRC §409A require a delay of such distributions by a six month period after the date of such Employee’s separation of service with the Company, the provisions of this Agreement shall be construed and interpreted as requiring a six month delay in the commencement of such distributions thereunder, and (ii) in the event there are any installment payments under this Agreement that are required to be delayed by a six month period in order to comply with IRC §409A, the monthly installments that would have been paid during such six month delay shall be accumulated and paid to the Employee in a single lump sum within five business days after the end of such six month delay, and (iii) the Company shall not have the discretion to prepay any installment payments otherwise provided under this Agreement.

(b)In the event that Employee is required to execute a release to receive any payments from the Company that constitute nonqualified deferred compensation under IRC §409A, payment of such amounts shall not be made or commence until the sixtieth (60th) day following such termination of employment. Any payments that are suspended during the sixty (60) day period shall be paid on the date the first regular payroll is made immediately following the end of such period.

(c)For purposes of this Agreement, any reference to “termination” of Employee’s employment shall be interpreted consistent with the meaning of the term “separation from service” in IRC §409A(a)(2)(A)(i) and any amount payable upon termination of employment which constitutes “nonqualified deferred compensation” under IRC §409A shall not be paid to Employee prior to the date such Employee incurs a separation from service under IRC §409A(a)(2)(A)(i). In addition, to the extent of any compliance issues under IRC §409A, the Agreement shall be construed in such a manner so as to comply with the requirements of such provision so as to avoid any adverse tax consequences to the Employee.

4.16 Limitations on Severance Payment and Other Payments or Benefits.

(a)Limitation on Payments. Notwithstanding any provision of this Agreement, if any portion of any severance payment or any other payment under this Agreement, or under any other agreement with the Employee or plan of the Company or its affiliates (in the aggregate, “Total Payments”), would constitute an “excess parachute payment” and would, but for this Section 4.16, result in the imposition on the Employee of an excise tax under Internal Revenue Code Section 4999 or the disallowance of deductions to the Company under Internal Revenue Code Section 280G (“IRC §280G”), then the Total Payments to be made to the Employee shall either be (i) delivered in full, or (ii) delivered in such amount so that no portion of such Total Payment would be subject to the Excise Tax, whichever of the foregoing results in the receipt by the Employee of the greatest benefit on an after-tax basis (taking into account the applicable federal, state and local income taxes and the Excise Tax).

(b)Determination of Limit. Within forty (40) days following a termination of employment or notice by one party to the other of its belief that there is a payment or benefit due the Employee that will result in an excess parachute payment, the Employee and the Company, at the Company’s expense, shall obtain the opinion (which need not be unqualified) of a nationally recognized tax counsel (“National Tax Counsel”) selected by the Company (which may be regular outside counsel to the Company), which opinion sets forth (i) the amount of the Base Period Income (as defined below), (ii) the amount and present value of the Total Payments, (iii) the amount and present value of any excess parachute payments determined without regard to any reduction of Total Payments pursuant to subsection (a), and (iv) the net after-tax proceeds to the Employee, taking into account the tax imposed under IRC §280G if (x) the Total Payments were reduced in accordance with subsection (a) or (y) the Total Payments were not so reduced. The opinion of National Tax Counsel shall be addressed to the Company and the Employee and shall be binding upon the Company and the Employee. If such National Tax Counsel opinion determines that subsection (a)(ii) above applies, then the payments hereunder or any other payment or benefit determined by such counsel to be includable in Total Payments shall be reduced or eliminated so that under the bases of calculations set forth in such opinion there will be no excess parachute payment. In such event, payments or benefits included in the Total Payments shall be reduced or eliminated by applying the following principles, in order: (1) the payment or benefit with the higher ratio of the parachute payment value to present economic value (determined using reasonable actuarial assumptions) shall be reduced or eliminated before a payment or benefit with a lower ratio; (2) the payment or benefit with the later possible payment date shall be reduced or eliminated before a payment or benefit with an earlier payment date; and (3) cash payments shall be reduced prior to non-cash benefits; provided that if the foregoing order of reduction or elimination would violate IRC §409A, then the reduction shall be made pro rata among the payments or benefits described above (on the basis of the relative present value of the parachute payments).

(c)Definitions and Assumptions. For purposes of this Agreement: (i) the terms “excess parachute payment” and “parachute payments” shall have the meanings assigned to them in IRC §280G and such “parachute payments” shall be valued as provided therein; (ii) present value shall be calculated in accordance with IRC §280G(d)(4); (iii) the term “Base Period Income” means an amount equal to the Employee’s “annualized includible compensation for the base period” as defined in IRC §280G(d)(1); (iv) for purposes of the opinion of National Tax Counsel, the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Company’s independent auditors in accordance with the principles of IRC §§280G(d)(3) and (4), which determination shall be evidenced in a certificate of such auditors addressed to the Company and the Employee; and (v) the Employee shall be deemed to pay federal income tax and employment taxes at the highest marginal rate of federal income and employment taxation, and state and local income taxes at the highest marginal rate of taxation in the state or locality of the Employee’s domicile (determined in both cases in the calendar year in which the termination of employment or notice described in subsection (b) above is given, whichever is earlier), net of the maximum reduction in federal income taxes that may be obtained from the deduction of such state and local taxes.

(d)Reasonableness of Compensation. If such National Tax Counsel so requests in connection with the opinion required by this Section 4.16, the Employee and the Company shall obtain, at the Company’s expense, and the National Tax Counsel may rely on, the advice of a firm of recognized executive compensation consultants as to the reasonableness of any item of compensation to be received by the Employee solely with respect to its status under IRC §280G.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

"COMPANY"

OFTC, Inc.

By: /s/ Curtis G. Briggs
Curtis G. Briggs
President

"EMPLOYEE"

By: /s/ R. L. Waltrip
R. L. Waltrip

EXHIBIT “A”
NON-COMPETITION AGREEMENT
AND
AMENDMENT TO EMPLOYMENT AGREEMENT
          This Agreement, dated and effective as of the 11th day of November, 1991, by and between SERVICE CORPORATION INTERNATIONAL (the “Company”) and R. L . WALTRIP and CLAIRE WALTRIP, collectively herein called “Employee” (except when reference is made to R. L. Waltrip as an individual he shall be referred to as “Waltrip”).
WITNESSETH:
          WHEREAS, by agreement dated January 28, 1985 as amended September 26, 1988 between Employee and the Company (the “Agreement”), the Company agreed to employ Waltrip in an executive capacity [anticipated to be Chairman of the Board and Chief Executive Officer (“Chairman and CEO”)]; and
          WHEREAS, Paragraph 4 of the Agreement contains a Covenant Not-To-Compete for a term of ten (10) years to commence when Waltrip reaches the age of sixty-five (65) or date of termination pursuant to the terms of the Agreement, and provided for accrual of certain payments to Waltrip; and
          WHEREAS, the Board of the Directors determined that it is in the best interests of the Company to enter into a new employment agreement with Waltrip and to incorporate therein the Covenant Not to Compete contained in the Agreement; and

          WHEREAS, the Company and Waltrip entered into an Employment Agreement dated the llth day of November, 1991 (the “Employment Agreement”) wherein the Company agreed to employ Waltrip and Waltrip agreed to be employed by the Company pursuant to the terms of the Employment Agreement, with the understanding that Employee’s obligations under the aforementioned Covenant Not to Compete would be continued, and that the Company’s payment obligations with respect thereto would be modified, as provided herein;
          NOW THEREFORE, in consideration of Waltrip’s employment by the Company and the mutual promises and covenants contained herein, the receipt and sufficiency of such consideration be, and hereby is, acknowledged, the Company, Waltrip and Employee agree as follows:
          1. Employee covenants and agrees that they will not for a period of ten (10) years following the date of Waltrip’s termination of employment with the Company directly or indirectly, alone or for his or her own account, or as a partner, member, employee or agent of any partnership or joint venture or as a trustee, officer, director, shareholder, employee or agent of any corporation, trust or other business organization or entity, be engaged in, interested in, consult with or be concerned with any firm, corporation or business if such firm, corporation or business, directly or indirectly, conducts or participates in any business similar to that in which the Company or its subsidiaries is engaged (except that (i) with respect to the insurance business, this provision shall apply only to the funeral insurance business and prearranged funeral services, and (ii) this provision shall not apply to those business endeavors in which participation by Employee either predates the date of this Agreement or in which proposed participation in such business endeavor by Employee has been submitted to, and approved by, the Board of Directors of the Company), including, but not limited to, the operation and acquisition of funeral homes and cemeteries.
          In the event that this covenant shall be held invalid or unenforceable by a court of competent jurisdiction because of the scope of the territory or actions subject hereto or restricted hereby, or the period of time during which such covenant is operative, the parties agree that the maximum territory, the action subject to such covenant and the period of time in which such covenant is operative, respectively, shall be reduced to the minimum extent necessary to render such covenant enforceable, and such covenant, as so modified, shall remain in effect.
          2. Employee agrees that at all times during the term of this Agreement they:
               (a) Will not knowingly or intentionally damage or destroy the goodwill and esteem of the Company, with its suppliers, employees, patrons, customers, and others who may at any time have or have had relations with the Company;

               (b) Will not encourage, recommend, or approve the use at any time of the services of any competitor of the Company;
               (c) Will not reveal to any third person any difference of opinion, if there be such at any time, between Waltrip and the management of the Company;
               (d) Will not knowingly or intentionally do any act or thing detrimental to the Company; and
               (e) Will encourage and recommend the use of the Company’s services by relatives, friends and acquaintances.
          3. Employee does hereby acknowledge $5,224,322 cash in hand paid by the Company on this llth day of November, 1991 as consideration for (i) Employee relinquishing their rights under the Agreement and (ii) performance of the non-competition covenant contained herein. Employee and Company mutually agree and do hereby cancel the Agreement effective as of this date, and such Agreement shall no longer have any force or effect and shall be null and void as to Employee and the Company, and the parties thereto are released from any further duty to perform thereunder.
          4. Amendment to Employment Agreement. Section 13 of the Employment Agreement is hereby cancelled and the terms herein contained relating to non-competition is the only agreement relating to that subject between the Company, Waltrip and Employee. The first sentence of Section 17 of the Employment Agreement is hereby amended and restated to read as follows: This Agreement the Non-Competition Agreement and Amendment to Employment Agreement dated as of November 11, 1991 constitute the entire agreement relating to the same or similar subject matters between Employee and the Company and shall be governed by and Construed in accordance with the laws of the State of Texas, without reference to principles of conflict of laws.
          5. Severability. In case any term, phrase, clause, paragraph, restriction, covenant, or agreement herein contained shall be held to be invalid or unenforceable, same shall be deemed, and it is hereby agreed that same is meant to be severable and shall not defeat or impair the remaining provisions hereof.
          6. Binding Effect. This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective heirs, successors and assigns.
          7. Remedies. The parties agree that the remedy at law for any actual or threatened breach of this Agreement by either would be inadequate and that each party shall be entitled to specific performance hereof or injunctive relief, or both, by temporary or permanent injunction or other appropriate judicial remedy, writ, or order in addition to any damages which each party may legally be entitled to recover, together with reasonable expenses of litigation including attorney’s fees incurred in therewith.

          8. Governing Law. This Agreement shall be governed by and constructed in accordance with the laws of the State of Texas, without reference to principles of conflict of laws.

          9. Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
          10. Notices. All communications provided for hereunder shall be in writing and shall be deemed to be given when delivered in person or deposited in the United States mail, first class, certified or registered, return receipt requested, with proper postage prepaid and,
               (a) if to Waltrip or Claire Waltrip, addressed to:
22715 Hegar Road
Hockley, Texas 77447
               (b) if to the Company, addressed to:
Office of the President
Service Corporation International
1929 Allen Parkway
Houston, Texas 77019
               with a copy to:
General Counsel
Service Corporation International
1929 Allen Parkway
Houston, Texas 77019

or at such other place or places or to such other person or persons as shall be designated by notice as herein provided by any party hereto.
          IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

EMPLOYEE:

/s/ R. L. Waltrip
R. L. Waltrip, Individually and Employee

/s/ Claire Waltrip
Claire Waltrip

COMPANY: SERVICE CORPORATION INTERNATIONAL
By:	/s/ Samuel W. Rizzo
Samuel W. Rizzo
Executive Vice President and Chief Financial Officer